UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  September 10, 2010

PDL BioPharma, Inc.
(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

932 Southwood Boulevard
Incline Village, Nevada  89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 10, 2010, PDL BioPharma, Inc. (the “Company”) issued a press release to clarify the effect of the September 15, 2010 redemption of the Company’s outstanding 2.75% Convertible Subordinated Notes, due August 16, 2023 (the “2023 Notes”).  In accordance with the terms of the 2023 Notes, the 2023 Notes will be redeemed at a redemption price of 100% of the outstanding principal amount of the 2023 Notes to be redeemed, together with accrued and unpaid interest to, but excluding, the redemption date of September 15, 2010, for a total of approximately $1002.22 per $1,000 principal amount of 2023 Notes.  Holders of the 2023 Notes have been provided notice of the redemption by the trustee for the 2023 Notes.

Those 2023 Note holders who elect to convert their 2023 Notes into the Company’s common stock on or before September 14, 2010, rather than have their 2023 Notes redeemed, will be stockholders of record for the Company’s October 1, 2010 dividend payment of $0.50 per share of common stock.  Such 2023 Note holders will receive the dividend even though they will have converted their notes after the ex-dividend date of September 13, 2010.  The conversion rate for the 2023 Notes is 177.1594 shares of common stock per $1,000 principal amount or $5.64 per share.  The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, Dated September 10, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC. (Company)

By:	/s/ Christine R. Larson
Christine R. Larson
Vice President and Chief Financial Officer

Dated:  September 10, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, Dated September 10, 2010